Exhibit 12.1
Doral Financial Corporation
Computation of Ratio of Earnings to Fixed Charges

								For the nine month
								period ended
	For the year ended December 31,							September 30,
	2008		2007	2006		2005	2004	2009
Including Interest on Deposits

Earnings:
Pre-tax (loss) income from continuing operations	$(32,258)		$(302,762)	$(272,008)		$32,283	$129,303	$(44,482)
Plus:
Fixed Charges (excluding capitalized interest)	349,621		427,141	623,668		670,137	387,675	224,394

Total Earnings	$317,363		$124,379	$351,660		$702,420	$516,978	$179,912

Fixed Charges:
Interest expensed and capitalized	$347,001		$423,986	$619,094		$665,313	$383,613	$222,566
Amortized premiums, discounts, and capitalized expenses related to indebtedness	192		633	1,411		1,869	1,473	140
An estimate of the interest component within rental expense	2,428		2,522	3,163		2,955	2,589	1,688

Total Fixed Charges	$349,621		$427,141	$623,668		$670,137	$387,675	$224,394

Ratio of Earnings to Fixed Charges	(A	)	(A )	(A	)	1.05	1.33	(B )

Excluding Interest on Deposits

Earnings (Loss):
Pre-tax (loss) income from continuing operations	$(32,258)		$(302,762)	$(272,008)		$32,283	$129,303	$(44,482)
Plus:
Fixed Charges (excluding capitalized interest)	192,891		255,909	468,250		563,973	306,992	126,700

Total Earnings (Loss)	$160,633		$(46,853)	$196,242		$596,256	$436,295	$82,218

Fixed Charges:
Interest expensed and capitalized	$190,271		$252,754	$463,676		$559,149	$302,930	$124,872
Amortized premiums, discounts, and capitalized expenses related to indebtedness	192		633	1,411		1,869	1,473	140
An estimate of the interest component within rental expense	2,428		2,522	3,163		2,955	2,589	1,688

Total Fixed Charges	$192,891		$255,909	$468,250		$563,973	$306,992	$126,700

Ratio of Earnings to Fixed Charges	(A	)	(A )	(A	)	1.06	1.42	(B )

(A)	Due to the Company's pre-tax losses for the years ended December 31, 2008, 2007 and 2006 the ratio coverage was less than 1:1. The Company would have to generate additional earnings of $28.9 million, $243.8 million and $312.5 million to achieve a ratio of 1:1 in 2008, 2007 and 2006, respectively.
(B)	Due to the Company’s pre-tax loss for the nine month period ended September 30, 2009 the ratio coverage was less than 1:1. The Company would have to generate additional earnings of $44.5 million to achieve a ratio of 1:1 for the nine month period ended September 30, 2009.